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                                                                    Exhibit 10.9

                              DEVELOPMENT AGREEMENT

      THIS AGREEMENT ("Agreement") made this 18th of November, 2004, by and between KIRCO DEVELOPMENT LLC, a Michigan limited liability company, whose address is 101 West Big Beaver Road, Suite 200, Troy, Michigan 48084-5255 (hereinafter referred to as "Kirco"), and MEEMIC INSURANCE COMPANY, a Michigan corporation, whose address is 691 North Squirrel Road, Suite 100, Auburn Hills, Michigan 48326 (hereinafter referred to as "Owner").

                                   WITNESSETH:

      1. CONTRACT. Owner is the owner of certain land, known as 1685 North Opdyke Road, Auburn Hills, Michigan 48326, more fully described on the attached Exhibit A (the "Property"). Owner desires to, and does hereby, engage Kirco to design and obtain the necessary approvals and permits to construct an office building of approximately 104,383 gross square feet (approximately 100,925 rentable square feet) (the "Building") and related improvements hereinafter described (collectively with the Building, the "Improvements" or "Project"), upon and subject to the terms and conditions hereinafter set forth.

      2. CONTRACT PRICE, DEVELOPMENT FEE, FINANCING. The contract price for the Improvements shall be a cost plus/open book with a guaranteed maximum price ("GMP") of approximately Fifteen Million Six Hundred Thirty Six Thousand One Hundred Thirty and 00/100 Dollars ($15,636,130.00) (the "Contract Price"). The Contract Price includes, among other things, a development fee payable to Kirco in the amount of Seven Hundred Eighteen Thousand Nine Hundred Forty-Three and 00/100 Dollars ($718,943.00), as more fully discussed below and as set forth in more detail on the Project Cost Summary attached hereto as part of Exhibit B (the "Development Fee"). The Development Fee includes the cost of all development personnel and overhead. The Contract Price has been established based on the present scope of the Project and presently known facts, and is subject to adjustment based on (i) any material changes or modifications to the scope of the work with respect to the Building and other Improvements as may hereafter be agreed to in writing by Kirco and Owner, (ii) any changes in material prices prior to finalization of the plans and specifications for the Project and final pricing, (iii) unforeseen soil conditions or other unforeseen circumstance, and/or (iv) changes in statutes, ordinances or regulations or the application thereof subsequent to the date hereof that results in a required change or modification to the scope of the work.

      3. PAYMENT OF CONTRACT PRICE. The Contract Price shall be paid by Owner to Kirco as follows:

      a. Fifteen percent (15%) of the Development Fee, or One Hundred Seven Thousand Eight Hundred Forty One and 45/100 Dollars ($107,841.45) shall be paid upon obtaining a building permit for the Project.

      b. An additional Fifteen percent (15%) of the Development Fee, or One Hundred Seven Thousand Eight Hundred Forty One and 45/100 Dollars ($107,841.45) shall be paid upon commencement of construction on the Project.

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      c.    The balance of the Development Fee shall be paid in installments over the construction period at the same time as the monthly installments of the balance of the Contract Price. Each increment of the Development Fee actually paid shall be deemed fully earned by Kirco upon achievement of the relevant milestones set forth in the preceding subparagraphs and, thereafter, upon payment to Kirco.

      d. The balance of the Contract Price shall be paid in monthly progress payments in accordance with the procedures set forth below. Owner shall make monthly progress payments on account of the Contract Price to Kirco based upon the percentage of completion of the work as evidenced by Applications for Payment to be submitted to the Owner and to Neumann-Smith & Associates, Inc. (the "Architect") by Kirco as hereinafter provided and Certificates for Payment properly issued by the Architect. The period covered by each Application for Payment shall be one calendar month ending on the twenty-fifth (25th) day of the month.

      e. On or before the first business day of each month after construction has commenced, Kirco shall submit to the Owner an Application for Payment reflecting the percentage of the work performed up to the twenty-fifth (25th) day of the preceding month, or as close to that date as possible, for which the Application is made. In addition to other required items, each Application for Payment shall be accompanied by sworn statements and waivers of lien, including partial conditional waivers of lien from the general contractor and all subcontractors or suppliers. Kirco shall submit unconditional waivers for such payment with the Application for Payment for the following month.

      f. The Architect shall review each Application for Payment and the supporting documentation and shall submit to the Owner a Certificate for Payment certifying the percentage of completion of the work as determined by the Architect.

      g. If the Application for Payment and all supporting documentation are satisfactory to the Owner and to the Architect and the Architect issues a Certificate for Payment, then payment shall be made to Kirco on or before the fifteenth (15th) day following the date on which the Certificate for Payment was submitted to Owner.

      h. Owner may hold back from the progress payment an amount, not to exceed ten percent (10%) of the amount of Kirco's actual "hard" construction costs and of the Kirco Development Fee included in that draw request pending completion of the construction to ensure completion of the work by Kirco, the general contractor and its subcontractors and suppliers (hereinafter referred to as "Retainage"); provided, that upon completion by any of Kirco's contractors, subcontractors and suppliers of their entire portion of the work and acceptance of the same by the Architect and the Owner, Owner shall release the portion of the Retainage pertaining to that contractor, subcontractor or supplier. There shall be no Retainage held with respect to any engineer's fees, architect's fees, or other professional fees, for which Kirco will receive 100% payment of the amounts included in each progress payment application. All Retainage not paid out pursuant to the foregoing shall be paid to Kirco at the time of Final Payment. Notwithstanding the foregoing, the Owner shall have the option, but not the obligation, to further reduce the Retainage from time to time or at any time or release any portion of the Retainage prior to the completion of the work. Any exercise of this option, however, shall not be a waiver of (1) any of the Owner's rights respecting

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Retainage for any other work, or (2) any other right or remedy that the Owner has under this Agreement, at law or in equity.

      i. Owner shall make the Completion Payment (as defined in Section 14 below) to Kirco upon Completion of Kirco's work in accordance with Section 14 below, and Final Payment of the balance of the Contract Price and all Retainage, if any, in accordance with Section 23 below.

      j. If at any time a lien is recorded with respect to the project site or premises, by anyone claiming amounts due from Kirco, Kirco shall have thirty
(30) days after written notice of recordation of the lien to obtain a discharge of the claim or lien by payment or to post a bond discharging the lien in accordance with the Construction Lien Act; provided that if a lien is recorded with respect to work for which the Owner then owes Kirco but Kirco has not been paid by Owner, Kirco shall not be obligated to pay or otherwise discharge the lien until Kirco has received payment from Owner for the work for which the lien was recorded. If Kirco fails to timely discharge or post a bond with respect to a lien for work for which Kirco has received payment from Owner, Owner at its discretion shall have the right to discharge the claim of lien and deduct the amount from any amount due to Kirco.

      If Owner fails to make any monthly progress payment within ten (10) days following the date such payment is due, or fails to make the Completion Payment within thirty (30) days after the date of Completion, as provided above, or fails to make Final Payment within thirty (30) days after the time Kirco has satisfied all of the conditions for Final Payment set forth in Section 23 below, then in addition to all other remedies available to Kirco, Owner shall pay to Kirco interest on the amounts unpaid at a rate equal to 200 basis points over the prime rate of Standard Federal Bank, in effect during the period that such amounts remain unpaid, calculated on a per diem basis for each day after the tenth (10th) or thirtieth (30th) day, as applicable, following the date on which such payment is due until paid in full.

      4. GENERAL DESCRIPTION OF BUILDING AND IMPROVEMENTS. The Building to be constructed shall be an approximately 104,383 gross square foot (approximately 100,925 rentable square feet) office building consistent with the specifications outlined in Kirco's proposal dated May 5, 2004, as modified or supplemented by letters dated July 17, August 17, August 26, and August 30, 2004, and by this Agreement, and as may hereafter be modified by subsequent letter agreements and subject to any subsequent changes as properly approved and authorized by Kirco and Owner as stated in this Agreement, the current site plan, elevation and floor plans (collectively the "Preliminary Plans") attached hereto as a part of Exhibit C. The Property shall also be landscaped by Kirco (subject to the allowance limitation as hereinafter provided) in accordance with a landscape plan prepared by the Architect and approved by the Owner.

      5.    PLANS AND SPECIFICATIONS.

      a. The Building and improvements shall be constructed as depicted on the proposed site plan for the project, and in accordance with the Scope of Work for the project, and with the preliminary plans and specifications for the Building and Improvements prepared by the Architects, all of which are described on Exhibit C, as the same may be more fully depicted and/or modified by the final plans and specifications (the "Plans and Specifications") to be prepared by the Architect consistent with the

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foregoing and to be mutually approved by Kirco and Owner in writing and to be further described on Exhibit D and any modifications or changes to the Plans and Specifications that may hereafter be agreed to by Kirco and Owner. Owner acknowledges that the Architect has been selected by Owner. Kirco will engage the Architect to provide its architectural services to Kirco and Owner pursuant to this Agreement, and Architect will owe its customary duty of care to Owner as well as to Kirco. Once the final Plans and Specifications have been agreed upon, if any change from the Preliminary Plan and Scope of Work that is reflected in the final Plans and Specifications results in a change in cost to Kirco, whether requested by Owner, required by unforeseen circumstances, or required due to changes in statutes, ordinances or regulations or the application thereof by government officials, or price changes resulting from changes in material costs, the Contract Price shall be increased or decreased accordingly, subject to the approval of the Owner. The agreement between Kirco and the Architect shall provide that the Architect will owe its customary duty of care to the Owner and may report directly to the Owner as if the contract were directly between the Owner and the Architect, including instances where Kirco has failed to comply with the Agreement or with the Drawings or Specifications. The foregoing notwithstanding, Kirco reserves the right to make reasonable changes or substitutions of equivalent products and materials for those listed in the Plans and Specifications in the event of unavailability or unanticipated price increases or to avoid unnecessary delays in the construction of the Building, such changes must be agreed to by Owner, whose consent shall not unreasonably be withheld or delayed. Any Contract Price changes shall include a proportional increase or decrease in the construction fee included in the Construction Contract referred to in Section 6 below (the "Construction Fee").

      b. Once the Plans, Specifications and Scope of Work have been approved in writing by Kirco and Owner, if the Owner requests any changes in the Scope of Work, any upgrade in materials or any variation from the Plans and Specifications, or if any such change is required by unforeseen circumstances, or required due to changes subsequent to the date hereof in statutes, ordinances or regulations or the application thereof by government officials, Kirco will obtain an estimate of any cost differential resulting from such change from one or more of Kirco's subcontractors or suppliers, as applicable, and shall provide that estimate to Owner, along with an estimate of the increase or decrease in Kirco's on-site personnel costs, if any. If the change is based on an Owner request, Owner shall notify Kirco in writing within ten (10) business days thereafter if Owner desires to include that change in the Plans and Specifications and, if Owner elects to make the change, the parties shall execute an appropriate change order. In the absence of a timely notice electing to make such change, Owner shall be deemed to have elected to not make such change. Owner may direct Kirco to make a change in the Plans, the Specifications or in the Building and, if time does not permit the parties to determine the impact on the Contract Price, if any, and prepare and execute a complete Change Order prior to the change being made, the adjustment in the Contract Price (including a proportionate adjustment in the Construction Fee) will be subsequently equitably determined based on the cost increase or decrease resulting from the change. If the change is required by unforeseen circumstances, or required due to changes in statutes, ordinances or regulations or the application thereof by government officials, the Plans and Specifications and Contract Price shall be adjusted in accordance with the foregoing and the parties shall execute an appropriate change order if acceptable to the Architect and to the Owner. Upon completion of the Plans and Specifications, as part of Kirco's bidding process Kirco will obtain bids that reflect the actual difference in cost resulting from the changes requested by Owner. Upon award of the contracts by Kirco,

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the amount of the difference in cost resulting from the changes requested by
Owner as bid by the successful bidder for that work or material will, as applicable, be added to or subtracted from the Contract Price, together with any increase or decrease in Kirco's on-site personnel costs resulting from such change and, in the case of a change in costs, a proportional increase or decrease in the Construction Fee will be added or deducted from the Contract Price. Kirco's on-site personnel costs shall include direct salary or hourly pay, reasonable and customary fringe benefits and ordinary and necessary employer costs directly related to such change. Kirco's administrative and overhead costs are included in the Development Fee and there will be no separate adjustment for such costs.

      c. Upon completion of the final plans, Kirco shall deliver the same to Owner and Owner shall have ten (10) business days following the date of delivery to Owner to review and approve or comment in writing on the design and development drawings. If Owner timely comments or raises any objection to the final drawings Kirco shall address the comments and objections with the Architect within ten (10) business days and, if necessary, will convene a meeting between representatives of Kirco, Owner and the Architect to resolve any outstanding issues. Upon completion of any revised plans and delivery of the same to Owner, Owner shall have ten (10) business days to review and approve or comment in writing on them. If a second set of revised plans is necessitated by Owner's timely comments the parties shall follow the same procedure as in the case of the first set of revised plans. Upon review, revision and approval in accordance with the foregoing the design and development plans shall become the Plans and Specifications. If Owner does not provide any written comments or objections to the drawings or Plans and Specifications, including any revisions thereto, to Kirco within the time provided in this Section, Owner shall be deemed to have not approved the drawings and Plans and Specifications as delivered. Thereafter, Owner's review shall only be as necessary or required unless and until Owner requests review of any subsequent drawings. Owner acknowledges that its failure to timely approve such Plans and Specifications in accordance with the Master Building Schedule may result in a delay in the performance of Kirco's work under this Agreement, in which the time in which Kirco is obligated to complete its work under this Agreement shall be extended by one day for each day of Owner delay in such approval. Once the drawings or Plans and Specifications have been approved, or Owner's right to comment or object has expired, any changes or revisions thereafter requested by Owner shall be deemed to be changes which Owner shall be liable for, and shall pay, any increase in the Contract Price directly occasioned by such changes and the cost incurred by Kirco in connection therewith including, without limitation, any additional Architect's fees incurred for the preparation of revisions to the drawings or Plans and Specifications and all additional fees and costs of Kirco's construction contractor.

      d. Kirco shall be responsible for reviewing the Plans and Specifications and satisfying itself as to the accuracy and completeness of the same, except for those matters pertaining to layout and functionality for Owner's proposed use, which shall be Owner's responsibility to review. Kirco shall provide to Owner for review summaries or, if available, copies of manufacturer's and/or installer's warranties, if any, regarding all major systems, HVAC, windows, roofing, parking (if applicable) and major fixtures which shall meet or exceed commercially reasonable warranties which are normal for construction of this size and type. Kirco shall also advise Owner if extended warranties are available from the manufacturer or installer for any of such components and the extra cost of obtaining the same, if any. Owner may elect, at Owner's expense, to

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purchase extended warranty coverage if and to the extent available from the manufacturer or installer of any component covered by a separate warranty and, if Owner elects to do so the Contract Price shall be increased accordingly. Kirco shall bear all responsibility for errors or defects, or failure to meet statutory or code requirements, in the Plans and Specifications of the Building and Improvements, but Owner shall be responsible for any errors or defects in the Plans and Specifications of the Building and Improvements pertaining to layout and functionality for Owner's proposed use.

      e. Upon completion of the work, Kirco shall provide to Owner at no additional cost to Owner original manufacturer's and installer's warranties regarding all major systems, HVAC, windows, roofing, parking (if applicable) and major fixtures. In addition, five (5) complete sets of "as-built" plans for the Building shall be delivered as soon as practicable following Completion.

      f. If, after completion of the work and Final Payment by Owner, Owner determines that the Architects have failed to properly design the Building and/or Improvements or that there otherwise exists any basis on which Owner intends to pursue a claim against the Architects, Kirco shall assign to Owner all of Kirco's rights and claims under the agreement with the Architects. Owner covenants that Owner will not join Kirco as a party in any suit or proceeding against the Architects unless, and only, if the participation of Kirco in such suit or proceeding is necessary as a matter of law to fully adjudicate Owner's claims. In the latter event Owner shall, if requested by Kirco, reassign to Kirco, in whole or in part, all of such previously assigned rights and claims against the Architect and/or take such other action with respect to the assigned claims as may be necessary to permit Kirco to retain a sufficient cause of action against the Architect, whether for indemnity and reimbursement or otherwise, to permit both Owner and Kirco to fully recover on their claims.

      g. The work to be performed by Kirco for the Contract Price includes all work necessary for the design, obtaining of permits and completion of construction of the Building and Improvements as shown on the Plans and Specifications to be described herein, but subject to certain clarifications identified on Exhibit E. The costs of all work in excess of the clarifications shall be the sole responsibility of Owner and, if installed or completed by Kirco, shall be added to the Contract Price, together with an appropriate increase in the Construction Fee, if applicable.

6. CONSTRUCTION. Subject to the foregoing, Kirco shall provide or cause to be provided and pay for design services, labor, materials, equipment, tools, construction equipment, and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of construction of the Building. Kirco shall be responsible for all construction means, methods, techniques, sequences, and procedures, and for coordinating all portions of the construction. Kirco shall provide a Construction Superintendent who is reasonably acceptable to Owner. In particular but without limitation, Owner acknowledges that Kirco intends to engage a related entity, Kirco Construction LLC, to perform the actual construction work. Owner acknowledges that the contract with Kirco Construction, and the Contract Price, will include a construction fee payable to Kirco Construction equal to two and one-half percent (2 1/2%) of all costs incurred by Kirco Construction in the performance of its work (the "Construction Fee").

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      Kirco has commenced the performance of its obligations hereunder and shall commence construction as soon as practical after (i) the issuance of all necessary building permits and other permits necessary for the construction of the Building and related Improvements, and (ii) completion of all necessary pre-construction meetings between the designated representatives of Kirco and Owner. Kirco will proceed with the site work based upon the approved final site plan and, if the final Plans and Specifications have not been completed and approved by the time for commencement of the Building shell, Kirco will proceed with the Building shell construction based on the agreed plans and specifications for the Building shell, but shall not be obligated to perform any other work on the Building and related Improvements until the final Plans and Specifications have been approved by Owner and Kirco unless Kirco and Owner otherwise agree in writing. Kirco shall pursue the issuance of all permits, approvals and construction with reasonable diligence in accordance with the Master Building Schedule submitted by Kirco and approved by the Owner (Kirco will promptly advise the Owner of any delay in processing or obtaining any permits or approvals), and shall Complete the construction on or before June 1, 2006, (the "Completion Date") but subject to delays occasioned by unusual weather conditions, unexpected material shortages, unexpected material delays in obtaining permits or approvals, strikes, fires or other casualty, acts of God, war, insurrection, actions of terrorists or foreign insurgents, or other causes beyond Kirco's reasonable anticipation and control. In no event shall Kirco have any liability to Owner for any damage caused by delays in completion of construction except as may be expressly provided in this Agreement.

      No work shall be performed and no appliances, wiring, cabinets, fixtures or other materials shall be installed in the Building or on the Property by Owner or any contractor, supplier or other person acting on Owner's behalf prior to Completion without Kirco's prior written consent, which consent shall not be unreasonably withheld or delayed. Owner shall be responsible for all actual and demonstrable loss, cost or damage suffered or incurred by Kirco, if any, including without limitation any additional costs occasioned by delay or interference in Kirco's completion of any portion of its work, as a result of any such work performed or installations made by Owner or on Owner's behalf, whether with or without Kirco's consent, and Owner shall indemnify and hold Kirco harmless with respect to the same, so long as Kirco gives Owner timely notice thereof. Any such additional loss, costs or damage actually incurred by Kirco as a result of Owner's work on site shall be added to the Contract Price and shall be payable in full by Owner upon Final Completion.

      It is mutually agreed by and between the parties hereto that time shall be an essential part of this contract and that if Kirco fails to complete its contract within the time specified and agreed upon, the Owner will be damaged thereby due to extra rent and penalties which Owner may incur. Accordingly, if Kirco fails to complete the Building within the time provided in Section 6 of this Agreement, or July 1, 2006, whichever is later (the "Liquidated Damage Date"), Kirco shall pay to Owner (or Owner may take credit for) at the time of Final Payment as liquidated damages for delay, an amount equal to the sum of (i) Four Thousand and 00/100 Dollars ($4,000.00) per day for each day of delay after the Liquidated Damage Date through the thirtieth (30th) day, and (ii) Eight Thousand and 00/100 Dollars ($8,000.00) per day, plus interest and reasonable attorneys fees, for each day after the thirtieth (30th) day following the Liquidated Damage Date until the Building is Completed; provided, that the Liquidated Damage Date shall be extended one day of each day of delay in completion occasioned by unusual weather conditions, unexpected material shortages, unexpected material delays

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in obtaining permits or approvals, strikes, fires or other casualty, acts of
God, war, insurrection, actions of terrorists or foreign insurgents, or other causes beyond Kirco's reasonable anticipation and control. Owner's right to liquidated damages for delay in Final Completion pursuant to this Section shall be Owner's sole and exclusive measure of damages for any such delay. Kirco's sole and exclusive remedy for delay shall be an extension of the Completion Date and Liquidated Damage Date. However, Kirco acknowledges that due to the nature of the Owner's business, it requires a three day holiday weekend to move into the Building and commence business operations. Therefore, in the event that the Building is not Completed prior to the July 4th holiday weekend, the Owner may not be able to move until the Labor Day weekend and the liquidated damages shall run through the Labor Day weekend notwithstanding that the Building may be completed after the July 4th weekend, but prior to the Labor Day weekend.

      7.    CHANGES.

      a. Except as otherwise provided herein, all changes or revisions to the final Plans and Specifications ("Change Order") must be in writing and signed by both Owner and Kirco to be effective. In the event any such Change Order results in a change in Kirco's costs, whether for increases or decreases in contractor/subcontractor/supplier charges or for Kirco's on-site personnel costs, or both, the Contract Price shall be increased or decreased to reflect those changed costs. The changed costs occasioned by such Change Order shall be added to or deducted from the Contract Price and paid over the term of the contract through progress payments as provided in Section 3 above. Each Change Order shall also include any changes in the Master Building Schedule and in the Completion Date. If the actual change in the Contract Price can be determined at the time the Change Order is signed, the Change Order shall include the amount of any increase or decrease in the Contract Price resulting from such change. If the actual change in the Contract Price cannot be determined at that time due to lack of revised construction drawings or any other reason, Kirco shall obtain an estimate of the cost of the change in the same manner as provided in Section 5 above, the Change Order shall include an estimate of any change in the Contract Price, and a revised Change Order shall be prepared and executed when the actual change in the Contract Price can be determined. Neither Owners nor Kirco shall be bound by any such Change Order revision unless and until agreed in writing by Kirco and Owner; provided, if the change is occasioned by unforeseen circumstances, changes in any statute, ordinance or regulation or the application thereof by government officials, or increases in costs of materials or supplies, and if the anticipated cost of remedying such circumstance, condition or occurrence is Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or less, Kirco shall be free to proceed to remedy the same, but subject to Owner's right to order Kirco to stop such remedial work pending a final decision by Owner concerning the same. If the anticipated cost of remedying such circumstance, condition or occurrence is more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), Kirco shall not take any action to remedy the same, unless such action is necessary to avoid damage to the Building or the Property, until Kirco has given Owner notice of such circumstance, condition or occurrence including Kirco's best estimate of the cost of remedying the same. In all such cases, Kirco shall give notice of such circumstance, condition or occurrence to Owner within one business day after Kirco discovers the same. Owner acknowledges that any material change or modification to the Plans or Specifications, Owner's direction to Kirco to not proceed with or to cease any such remedial work, or any delay by Owner responding to such notice of such circumstance, condition or

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occurrence, may result in a delay in the anticipated completion date of the
Building, for which Kirco will have no liability to Owner for such delay and any scheduled completion date and the Liquidated Damage Date shall be extended accordingly. Kirco will promptly advise Owner of any Owner caused delay and failure to do so shall constitute a waiver of any claim for delay or delay in the Master Building Schedule or Completion Date.

      b. The provisions contained herein with regard to Change Orders must be adhered to strictly. No action, conduct, omission, prior failure or course of dealing by the Owner shall act to waive, modify, change, or alter the requirement that Change Orders must be in writing signed by the Owner and Kirco, and that such written change orders are the exclusive method for effecting any change to the contract sum or contract time. The Owner and Kirco understand and agree that neither the Contract Price nor the Agreement time can be changed by implication, oral agreements, actions, inactions, course of conduct, or constructive change order.

      c. NO CHANGE IN THE WORK, WHETHER BY WAY OF ALTERATION OR ADDITION TO THE WORK, SHALL BE THE BASIS OF AN ADDITION TO THE GUARANTEED MAXIMUM PRICE OR A CHANGE IN THE TIME BY WHICH ANY PORTION OF THE WORK IS TO BE COMPLETED UNLESS AND UNTIL SUCH ALTERATION OR ADDITION AND ANY RESULTING ADDITION TO THE GUARANTEED MAXIMUM PRICE OR CHANGE IN THE REQUIRED TIME FOR COMPLETING ANY PORTION OF THE WORK HAVE BEEN AUTHORIZED BY A CHANGE ORDER EXECUTED AND ISSUED IN ACCORDANCE WITH AND IN STRICT COMPLIANCE WITH THE REQUIREMENTS OF THE AGREEMENT DOCUMENTS.

      d. ANY CLAIM FOR INCREASED COST FOR DELAY AND ANY CLAIM FOR A CHANGE IN THE AGREEMENT TIME SHALL BE ASSERTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. THESE REQUIREMENTS ARE OF THE ESSENCE OF THE AGREEMENT DOCUMENTS. ACCORDINGLY, NO COURSE OF CONDUCT OR DEALINGS BETWEEN THE PARTIES, NOR EXPRESS OR IMPLIED ACCEPTANCE OF ALTERATIONS OR ADDITIONS TO THE WORK, AND NO CLAIM THAT THE OWNER HAS BEEN UNJUSTLY ENRICHED BY ANY ALTERATION OR ADDITION TO THE WORK, WHETHER OR NOT THERE IS IN FACT ANY SUCH UNJUST ENRICHMENT, SHALL BE THE BASIS FOR ANY CLAIM TO AN INCREASE IN THE GUARANTEED MAXIMUM PRICE OR CHANGE IN THE REQUIRED TIME FOR COMPLETING ANY PORTION OF THE WORK.

      8. VEGETATION, LANDSCAPING. Subject to the laws and ordinances of Auburn Hills and approval of the Owner, Kirco shall have the right, at any time during construction of the Building, to remove such trees, shrubs, grass or other natural vegetation as Kirco shall deem reasonably necessary to permit construction of the Building as part of the Contract Price and not part of the landscaping allowance. Subject to the landscaping allowance included in the Project Summary, Kirco shall sod or seed (as agreed to by the parties) and landscape the Property at the appropriate stage of construction, weather conditions permitting, in accordance with the landscaping plan to be approved by Kirco and Owner prior to commencement of physical site work. Any additional landscaping requested by Owner shall require a Change Order, and shall otherwise be subject to the change provisions of Section 7 above.

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      9.    SELECTIONS. Owner shall, from time to time as requested by Kirco and in any event within seven (7) business days after written notice from Kirco which notice shall include proposed selections consistent with the Plans and Specifications, indicate in writing to Kirco all necessary paint, tile, carpeting or other selections of any kind or description required for completion of the Building.

      10. INSURANCE. Kirco shall maintain a Builder's Risk Insurance Policy and such other insurance coverage as Owner deems appropriate covering the Building, Improvements and the construction during the period of construction, and in any event such insurance shall comply with the requirements of Owner and Owner's construction lender. The cost of all such insurance is included in the Contract Price.

      11. EVIDENCE OF TITLE. As evidence of title, Owner has delivered to Kirco, a copy of a title policy evidencing and insuring Owner's fee title interest in the Property.

      12.   LIMITED WARRANTY.

      a. Coverage. Subject to the limitations and exclusions from coverage set forth below, Kirco hereby warrants: that the Building shall be constructed in accordance with the Plans and Specifications and in accordance with this Agreement and free from defects in design, materials or workmanship for a period of twelve months following the date of Completion (as defined in paragraph 14 hereof), and that all materials shall be new and inspected for defects prior to installation, but Kirco makes no warranty or representation with respect to layout and functionality, for which Owner shall be solely responsible.

      b. Exclusions from Coverage. Kirco does not assume responsibility for any of the following, all of which are excluded from the coverage of this Limited Warranty:

            i. Roof membranes and/or other roofing materials, door sills and frames, overhead doors, furnaces, boilers and other components, appliances and articles of equipment which are covered by manufacturers' warranties. Kirco will assign all manufacturers' warranties to Owner, and Owner will be responsible for complying with the warranty claim procedures in those warranties if defects appear in any of the covered components. Kirco agrees to provide reasonable assistance to Owner in pursuing all such warranty claims and remedies and to provide all documentation and testimony reasonably necessary to prosecute such claims. All such warranties shall be in good standing as of the date of issuance of a certificate of occupancy and shall not commence the running of such warranty periods prior to the Final Completion date provided for in Section 14 below. Kirco shall provide the warranties customarily provided by the respective manufacturers, unless a different warranty is specifically required by the final Plans and Specifications. Kirco shall provide to Owner for Owner's review prior to completion of the work copies of all manufacturers' warranties, if available, along with the Plans and Specifications. Any items excluded from Kirco's limited warranty must be covered by a manufacturer's warranty as approved by the Owner as set forth in Section 5 hereof.

            ii. Damage due to ordinary wear and tear, abusive use, or lack of proper maintenance of the Building.

            iii. Damage to Kirco's work caused by Owner or any contractor, installer or other person acting on behalf of Owner.

            iv. Minor defects which are the result of characteristics common to the materials used, such as (but not limited to) warping and deflection of wood; fading, chalking, and checking of paint due to sunlight; cracks due to drying and curing of concrete, stucco, plaster, bricks, and masonry; spalling of concrete; drying, shrinking and cracking of caulking and weather-stripping; cracks in tile or concrete and heaving of tile or concrete , unless the heaving of the concrete adversely affects the fitness of the Building or the use contemplated thereof; or non-structural settlement of the Building or the ground under or around the Building.

            v. Damage to or destruction of any tree, shrub or plant growth which is native to the Property and which remains after completion of construction of the Building.

            vi. Defects in items installed or work performed by Owner or by anyone on Owner's behalf, other than Kirco or its agents, employees or subcontractors.

            vii.  Loss or damage due to the elements subsequent to completion.

            viii. Conditions resulting from abnormal expansion or contraction of, materials which could not reasonably be foreseen or avoided.

            ix. Consequential or incidental damages, including without limitation the cost of replacement of wall coverings or other decorations or improvements installed by Owner or loss of revenues due to Owner's inability to occupy the Building when anticipated by Owner.

      c. NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR IN ANY WRITTEN WARRANTY HEREAFTER DELIVERED BY KIRCO TO OWNER, TO THE FULLEST EXTENT PERMITTED BY LAW, KIRCO HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER ARISING UNDER ANY STATE OR FEDERAL STATUTE, RULE, REGULATION OR CASE LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. THE FOREGOING NOTWITHSTANDING, IF ANY APPLICABLE LAW OR REGULATION SHALL LIMIT OR PREVENT THE DISCLAIMER OF IMPLIED WARRANTIES, THE WARRANTY PERIOD FOR ALL SUCH IMPLIED WARRANTIES SHALL BE LIMITED TO THE PERIOD SET FORTH IN THIS LIMITED WARRANTY.

      d. Claims Procedure. If a defect appears which is or may be covered by this Limited Warranty, Owner must deliver to Kirco within the twelve (12) month warranty period or within one month thereafter a written service request describing the purported defect; provided, with respect to hidden or latent defects that are not discovered within the twelve (12) month warranty period and which, in the written opinion of a qualified independent inspector, existed or occurred during the initial twelve (12) month period, but due to the latent or hidden nature of the defect, could not reasonably have been, and were not, discovered during the initial twelve (12) month claim period, the claims period shall be extended until sixty (60) days after the discovery of the latent or hidden defect but not later than five (5) years after the date of Final Completion. Kirco will investigate and determine whether or not there is a defect and, if so, whether the defect is covered by any assigned manufacturer's warranty. If Kirco determines that there is or may be a defect and that it is covered by a manufacturer's warranty, Kirco shall so notify Owner and Owner will be responsible for filing a warranty claim with the manufacturer. Kirco may aggregate service requests for defects that do not present a safety or health risk, and make only occasional service calls to the Property for warranty repairs. Except as provided above with respect to latent or hidden defects, Kirco will not be obligated to respond to any written notice delivered to Kirco after the expiration of the twelve (12) month warranty period, even if the defects that are claimed in the notice may have arisen within the twelve (12) month warranty period.

      e. Repairs. If Kirco's investigation following submission of a service request discloses that a defect exists that is covered by this Limited Warranty, Kirco will repair or replace, at Kirco's option, the defective item at no charge to Owner within 60 days after Kirco's inspection (longer if unusual weather conditions, labor problems or unanticipated materials shortages cause delays); provided, however, that if a defect exists that is covered by this Limited Warranty and emergency or extenuating circumstances require immediate repair or replacement, Kirco shall immediately commence such repairs or replacement and shall diligently complete the same and, provided further, if Kirco is unable to make final repairs or replacement due to lack of immediately available materials or replacement components, Kirco shall make such temporary repairs as may be reasonably necessary and shall make final repairs as soon as the necessary materials or components are available. Kirco's failure to commence such emergency warranty repairs within two (2) business days of Owner's written notification of the claimed defect and the circumstances requiring emergency repairs shall permit Owner to undertake such repairs at Kirco's cost which, provided the defect is covered by this Limited Warranty, Kirco shall pay promptly upon demand. The work will be performed by Kirco or contractors/subcontractors chosen by Kirco.

      13. LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, KIRCO'S LIABILITY FOR ANY ALLEGED DEFECT IN DESIGN, MATERIALS OR WORKMANSHIP SHALL BE LIMITED TO REPAIR OR REPLACEMENT AND TO ANY COSTS OR DAMAGES FLOWING THEREFROM, INCLUDING, WITHOUT LIMITATION, COSTS OF RELOCATION OR RENTING AND FURNISHING SPACE AND PROVIDING ALTERNATE UTILITIES (BEYOND THOSE WHICH MEEMIC WOULD HAVE OTHERWISE INCURRED) AND OTHER SUPPORT SERVICES DURING THE REPAIR OR REPLACEMENT PERIOD, DAMAGES TO OTHER IMPROVEMENTS, FURNITURE OR FIXTURES OR INJURY TO PERSONS AS A DIRECT RESULT OF THE ALLEGED DEFECT IN DESIGN, MATERIALS OR WORKMANSHIP. FURTHER, KIRCO SHALL HAVE NO LIABILITY FOR INJURY TO PERSONS, PROPERTY, OR OTHERWISE RELATING TO THE PRESENCE OF ANY ENVIRONMENTAL CONDITIONS (WHETHER NATURAL OR MAN-MADE) OR ANY TOXIC OR HAZARDOUS WASTE, SUBSTANCE, OR CONTAMINATION, ON, OR UNDER THE PROPERTY, OR THE LAND ADJACENT TO OR IN CLOSE PROXIMITY WITH THE PROPERTY THAT EXISTED PRIOR TO KIRCO'S COMMENCEMENT OF ACTIVITIES ON THE PROPERTY. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY OWNER MORE THAN SIX YEARS AFTER THE COMMENCEMENT OF THE WARRANTY PERIOD UNLESS THE OWNER HAS NOTIFIED KIRCO OF THE CLAIMED DEFECT WITHIN THE TIME PROVIDED IN THE PRECEDING SECTION 12. NOTWITHSTANDING THE ABOVE, NO ACTION

RELATING TO LATENT DEFECTS MAY BE BROUGHT AGAINST KIRCO UNLESS OWNER HAS NOTIFIED KIRCO OF THE CLAIMED LATENT DEFECT WITHIN SIXTY (60) DAYS AFTER DISCOVERY THEREOF AND THE ACTION BROUGHT NOT LATER THAN FIVE YEARS AFTER FINAL COMPLETION.

      14. COMPLETION OF CONSTRUCTION AND COMPLETION PAYMENT. Upon Completion of construction of the Building Kirco shall so notify Owner and, as soon thereafter as possible, shall submit a payment application for all work performed through the date of Completion which application shall be processed in accordance with the application and payment process provided herein. Owner shall pay to Kirco the balance of the Contract Price less only Retainage not then due and payable, the amounts, if any, to be withheld pursuant to this Section 14 and
Section 16, and a proportional share of the Developer's Fee (the "Completion Payment"). The issuance of a certificate of occupancy, whether temporary or final, by the City of Auburn Hills permitting the Owner to occupy and conduct its business in the Building and the issuance of a certificate of completion by the Architect shall be evidence of "Completion". The Completion Payment shall not be delayed due to the lack of completion of minor details or Kirco's inability to complete outside cement work, grading, landscaping (if included) or other similar work due to then prevailing weather or ground conditions or other conditions beyond the control of Kirco, provided that such incomplete items do not materially affect Owner's ability to conduct business. In such case, Kirco shall deliver to Owner a standard weather letter or work order setting forth the minor detail work or other work to be completed and an amount equal to the anticipated cost of completion of such items, the initial punchlist items and Retainage shall be withheld from the Completion Payment, together with the anticipated cost to complete the landscaping, until each component of such work shall be completed, at which time the amount for that component shall be paid to Kirco. Kirco shall be entitled to the release of the withheld funds for each component of work upon submission of written notice to the Owner that the component of the work has been completed, together with a receipt for payment from the contractor or subcontractor completing the work and the required Architect's Certificate and sworn statements and waivers of lien.

      15.   INTENTIONALLY DELETED.

      16.   INSPECTION.

      a. Not earlier than thirty (30) days, or later than fifteen (15) days, prior to initial occupancy of the Building, Kirco and Owner shall schedule an initial inspection of the Building. During the inspection, which shall be conducted by authorized representatives of Kirco and Owner, Kirco and Owner shall prepare an initial "punchlist" of items in need of repair or correction and Kirco and Owner shall agree on a reasonable time frame for completion of the punchlist items based on then existing circumstances.

      b. Not earlier than thirty (30) days, or later than forty five (45) days, after initial occupancy of the Building, Kirco and Owner shall schedule a subsequent inspection of the Building. During the inspection, which shall be conducted by authorized representatives of Kirco and Owner, Kirco and Owner shall prepare a subsequent "punchlist" of items in need of repair or correction and Kirco and Owner shall agree on a reasonable time frame for completion of the punchlist items based on then existing circumstances. Kirco shall complete such items within the agreed upon timeframe, which shall be no later than sixty (60) days following such inspection.

      17. POSSESSION. The right of possession of the Building and Improvements made thereon by Kirco shall remain at all times in the Owner; provided that Kirco shall have the right to exclude any person other than Owner and its authorized representatives, vendors or contractors from the Property at any time prior to completion of the work, and the right to exclude any person from areas under construction or other areas of danger for safety purposes or to avoid interference with the performance of the work. However, the parties acknowledge that the Owner's contractors may have access to the Building for installation of cabling, installation of furniture and fixtures prior to Final Completion so long as this work does not unreasonably interfere with Kirco. Kirco's right of entry and use arises solely from the permission granted by the Owner in this Agreement. The foregoing notwithstanding, if Owner denies Kirco access to the Property at any time during this Agreement, such denial of access shall constitute a default hereunder on the part of the Owner.

      18.   DEFAULT.

      a. Owner's Default. In the event of default by Owner in the performance of any of Owner's obligations hereunder, including the obligation to make progress payments or Final Payment of the Contract Price within the time provided in this Agreement, and if such default shall continue for a period of fifteen(15) days after written notice thereof from Kirco to Owner, or if such default is other than a failure to make a progress payment or Final Payment and cannot be cured within fifteen (15) days, if Owner shall have failed to undertake and diligently pursue the cure of such claimed default, Kirco shall have all rights and remedies set forth in this Agreement or available at law or in equity including without limitation, the right to enforce a construction lien against the Property and, if such default occurs prior to Kirco's Final Completion of the work, the right to suspend all work under this Agreement until Owner's default has been cured and/or to declare this Agreement terminated, null and void. In the event Kirco does so terminate this contract, Owner shall be liable to Kirco for all of Kirco's damages including without limitation all unpaid fees and profits that Kirco would have received had this Agreement not been terminated.

      b. Kirco's Default. Except as permitted pursuant to the preceding subparagraph, if, following the commencement of construction of the Building by Kirco pursuant to this Agreement, (i) Kirco ceases work on the Building and other Improvements on the Property for a period of fifteen (15) consecutive work days or thirty (30) days in the aggregate, unless delayed by unusual weather conditions, unexpected material delays in obtaining permits or approvals, strikes, unexpected shortages of materials, acts of God or other causes not within Kirco's reasonable anticipation or control which excuse any delay on the part of Kirco pursuant to Section 5 above and if Kirco fails to re-commence the work within five (5) days after Owner's written notice of default to Kirco; or
(ii) if Kirco fails to finally complete construction within the time provided in
Section 6 (the "Default Deadline"), or (iii) Kirco persistently or repeatedly fails to supply enough properly skilled workers or proper materials to maintain progress of the work on a schedule that will permit final completion of the Building within the time provided in Section 6, or (iv) Kirco persistently or repeatedly fails to make payment to subcontractors for materials or labor in accordance with the terms of this Agreement and the agreements with such parties; or (v) persistently disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or (vi) otherwise is guilty of final breach of a provision of this Agreement and related documents, Owner shall have the right, but not the obligation, to enter upon the Property and take over the construction of the Building and other Improvements and, for the purpose of completing the work, take possession of all materials, equipment, tools, appliances and supplies belonging to or under the control of Kirco and used or designated to be used in connection with the development of the Property, and may finish the work by whatever method it may deem expedient including having Kirco's contractors, subcontractors and suppliers continue to perform under their contracts with Kirco or, if any of Kirco's contractors, subcontractors or suppliers fails or refuses to perform under their contracts for Owner, entering into contracts with replacement contractors, subcontractors and/or suppliers to complete the work. If Owner does so proceed to take over the work, Owner shall pursue the work to completion and, upon completion, the costs incurred by Owner in completing the work shall be deducted from the balance of the Contract Price. If the costs incurred by Owner to complete the work are less than the balance of the Contract Price, the Contract Price shall be adjusted to reflect such cost reduction. If the costs incurred by Owner to complete the work are greater than the balance of the Contract Price, the difference shall be paid by Kirco to Owner upon completion of all of the work.

      In the event of litigation or other enforcement proceedings between the parties as a result of any default or alleged default by either party hereunder, the prevailing party shall also be entitled to receive from the other party all costs and expenses incurred, including attorneys' fees, in connection with the enforcement of this Agreement, as well as costs and attorneys' fees incurred in the collection of such amounts.

      19. NOTICES. The notices required or referred to in this Agreement shall be sufficient if personally delivered or sent by first class mail, return receipt requested with postage prepaid, by facsimile with confirmation of receipt or by recognized overnight courier service to the parties at the addresses shown above or at such other address as either party shall designate in writing to the other. If mailed, delivery shall be deemed complete on the earlier of the date on which the notice is receipted for in writing or the second business day following the date of mailing. If sent by courier, delivery shall be deemed complete on the earlier of the date on which the notice is receipted for in writing or the first business day following the date of delivery to the courier. Notice to Kirco shall be addressed to the attention of
A. Matthew Kiriluk, President. In addition, a copy of all notices to Kirco shall be sent to Kirco's attorney, D. Stewart Green, Esquire, at Butzel Long, 100 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, and Notice to Owner shall be addressed to the attention of Christine C. Schmitt, with a copy to W. A. Steiner, Jr. at Dykema Gossett, 400 Renaissance Center, Detroit, Michigan 48243. Failure to provide a copy of any notice to the attorney for the addressee shall not invalidate notice otherwise properly served.

      20. INTERIOR BUILDOUT ALLOWANCE. The Contract Price includes an allowance for interior improvements to the Building in the amount of Thirty-Five and 00/100 Dollars ($35.00) per square foot or a total of Three Million Five Hundred Thirty-Two Thousand Three Hundred Seventy-Five and 00/100 Dollars ($3,532,375.00) based upon 100,925 rentable square feet which excludes any Architect or interior designers fees for such interior improvements (the "Buildout Allowance"). If the actual square footage of the Building varies is more or less than 100,925 rentable square feet, the total Buildout Allowance, will not change except as may be provided in a written change order executed by the parties. If the actual cost of the interior improvements for the Building not included in the base building exceeds the Buildout Allowance such excess costs shall be reduced to a Change Order, and the Contract Price shall be increased by an amount equal to such excess costs and Owner shall pay the full amount of the same as part of the monthly progress payments as provided above. Conversely, if the actual cost of interior improvements for the Building not included in the base building is less than the Buildout Allowance, the Contract Price shall be reduced by an amount equal to the difference in such costs. The costs to be charged against the Buildout Allowance include a Construction Fee payable to the contractor in the amount of two and one-half percent (2 1/2%) of the hard costs of the interior improvements, but will not include any architects' fees, which are included in the base Building cost.

      21. CONTINGENCY ALLOWANCE. The Contract Price includes contingency allowances in the amount of Two Hundred Ninety-Four Thousand and 00/100 Dollars ($294,000.00) for construction costs and One Hundred Thousand and 00/100 Dollars ($100,000.00) for soft costs, as set forth on the Project Costs Summary attached as part of Exhibit B. The contingency allowances are intended to be utilized by Kirco for unanticipated costs due to unforeseen circumstances, increases in material costs, or other causes not within the control of Kirco or Owner. Except as provided in this Section, Owner shall not have the right to apply the contingency allowance, or any portion thereof, toward the payment of costs or Contract Price increases resulting from Owner's changes to the scope of the work, Plans or Specifications. If, upon completion of the work and Final Payment for the same by Owner, the contingency allowances have not been expended by Kirco, the unexpended portion of the contingency allowances may, at Owner's election, be deducted from the Contract Price or, if already paid to Kirco, credited toward the unpaid balance of the Contract Price including, without limitation, the cost of any changes requested by Owner or refunded to Owner. In any event, any use of the contingency is subject to the Owner's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

      22. AUTHORIZED REPRESENTATIVES. Any consent, approval, authorization or other action required or permitted to be given or taken under this Agreement by Owner or Kirco, as the case may be, shall be given or taken by one or more of the authorized representatives of each. For purposes of this Agreement: (1) the authorized representatives of Owner shall be any one or more of the following:
Lynn Kalinowski, Christine C. Schmitt or Carolyn Shaw and (2) the authorized representatives of Kirco shall be any one or more of the following: A. Mathew Kiriluk II and Clifford Aiken III. Either party hereto may from time to time designate other or replacement authorized representatives to the other party hereto. The written statements and representations of any authorized representative of Owner or Kirco shall be binding upon the party for whom such person is an authorized representative, and the other party hereto shall have no obligation or duty whatsoever to inquire into the authority of any such representative to take any action which he proposes to take.

      23. KIRCO'S COMPLETION OBLIGATIONS. Following the Completion Payment pursuant to section 14 above and completion of the subsequent punchlist items as provided in section 16 above, Owner shall pay to Kirco the balance of the Contract Price and any other sums remaining to be paid hereunder ("Final Payment"), including without limitation any amounts withheld for completion of "punchlist" items not paid out pursuant to section 14 above, upon execution, delivery and/or completion of all of the following by Kirco, which shall be a condition of Final Payment.

      a. A bill of sale for any personal property included within the Plans and Specifications that does not otherwise become affixed to the Property.

      b. All written warranties from any manufacturer or installer to be assigned to Owner pursuant to this Agreement, to the extent Kirco has received the same from the manufacturers or installers prior to Final Payment, together with an assignment of the same to Owner, and any manufacturer's or installer's warranty received by Kirco after Final Payment shall be delivered upon receipt along with an assignment of the same by Kirco to Owner.

      c. A Final Payment application and sworn statement, together with waivers of lien from contractors of Kirco, and for all subcontractors and suppliers, as follows: Final unconditional lien waivers for work that has been completed and paid for by Owner prior to Final Payment, final conditional lien waivers for work that has been completed prior to Final Payment but which has not been fully paid for by Owner prior to Final Payment, partial unconditional lien waivers to the extent of payment by Owner prior to Final Payment for work that has not been completed prior to Final Payment.

      d. Completion of all items listed on the pre-occupancy inspection "punchlist" and/or Kirco's other standard completion inspection documents pertaining to incomplete or defective inspection items to be completed by Kirco.

      e. A final certificate of occupancy upon completion of any items required by the City of Auburn Hills for the issuance of the final certificate of occupancy.

      f. One complete set of record plans and specifications for the Building (both in the form of a hard copy and in the form of a computer (CAD) disk in a format reasonably acceptable to Owner).

      24. BROKERAGE FEES. Kirco and Owner each represent to the other that, except as to Signature Associates who Owner is paying directly, they have not dealt with any real estate brokers in connection with this transaction, and each party agrees to indemnify and hold the other party harmless from any liability for any brokerage fees or commissions which may become due and payable to any broker, with whom the indemnifying party has dealt.

      25. DISPUTE RESOLUTION. Any claim or dispute which might be the subject of a civil action against the Kirco or Owner arising out of or related to this Agreement, or the alleged breach hereof including, without limitation, any claim of breach of warranty, up to the total sum of $250,000.00 at the election of either Kirco or Owner, shall be settled by binding arbitration conducted by the American Arbitration Association. Any other claims or disputes are not subject to arbitration unless the parties agree thereto. Any arbitration shall be conducted in accordance with applicable Michigan law governing arbitrations and then applicable construction industry arbitration rules of the American Arbitration Association. Any arbitration award shall include the costs and reasonable attorneys' fees incurred by the prevailing party as provided in
Section 18 above. Judgment upon the award rendered by arbitration may be entered in a court of competent jurisdiction. Any award shall include an award of costs and attorneys' fees to the prevailing party. The foregoing notwithstanding, no claim seeking only specific performance shall be the subject of binding arbitration and, if the dispute concerns the interpretation of the Plans and Specifications, the Architect shall be the final arbiter of such dispute.

      26. NO ASSIGNMENT. Neither party shall assign, set over or transfer this Agreement or any of such party's rights or interest hereunder without the prior written consent of the other any such purported assignment without such consent shall be void and of no effect.

      27. ENTIRE AGREEMENT. This Agreement, together with the Rider and other attachments hereto, constitutes the entire agreement between Kirco and Owner and supersedes any and all prior written or oral agreements and any contemporaneous oral agreements between the parties. No amendment or modification of this Agreement shall be effective or binding upon the parties hereto unless set forth in writing and signed by all of the parties hereto.

      28. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors or permissible assigns.

      29    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

      30. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

      31. AUTHORIZATION. Both Owner and Kirco, and the undersigned on behalf of the respective parties, hereby represent and warrant that the undersigned are duly authorized to enter into this Agreement on behalf of their respective parties and to consummate all transactions contemplated pursuant to the terms hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

WITNESSES:                             OWNER:

                                       MEEMIC Insurance Company,
                                       a Michigan corporation

/s/ Carolyn Shaw                       By: /s/ Lynn Kalinowski
--------------------------                 --------------------------
    Carolyn Shaw

/s/ Christine C. Schmitt               Printed Name: Lynn Kalinowski
--------------------------
    Christine C. Schmitt               Title: President & CEO



                       [signatures continued on next page]

                                       KIRCO:

                                       KIRCO DEVELOPMENT LLC, a

                                       Michigan limited liability company

/s/ John R. Boyd                       By: /s/ Cliff Aiken
--------------------------                 ----------------------
    John R. Boyd

/s/ Michael D. Piette                  Printed Name: Cliff Aiken
--------------------------
    Michael D. Piette                  Title: Vice President



Exhibits:

A     Property (Paragraph 1)

B     Project Cost Summary (Paragraph 2)

C     Preliminary Plans (Paragraph 4)

D     Final Plans and Specifications (Paragraph 5a)

E     Clarifications (Paragraph 5g)

                     RIDER TO DEVELOPMENT AGREEMENT BETWEEN
                     MEEMIC INSURANCE COMPANY, AS OWNER, AND
                    KIRCO DEVELOPMENT COMPANY, AS DEVELOPER,
                             DATED NOVEMBER 18, 2004

The following provisions modify, delete and/or supplement (as indicated) the Development Agreement Between the Owner and Kirco (sometimes referred to herein as the "Agreement"). If a provision of this Rider conflicts with a provision of the Development Agreement, the provisions of this Rider shall control.

      1.    RELATIONSHIP.

      (a) Kirco agrees to furnish the architectural, engineering and construction services set forth herein and agrees to furnish efficient business administration and superintendence and to use its best efforts to complete the Building in the best and soundest way and in the most expeditious and economical manner consistent with the interest of the Owner. Kirco acknowledges that the Owner is relying on Kirco's skills and integrity to produce a completed operational office building suitable for the Owner's intended purposes. Towards that end, Kirco agrees that it is responsible for the total design and construction of the Project, including all professional design and engineering services and all labor, materials and equipment used or incorporated in such design and construction. The foregoing notwithstanding, the relationship between Kirco and Owner is contractual, only, and Kirco does not hereby assume or accept any trustee or other fiduciary responsibilities or obligations to Owner.

      (b) Nothing contained in the Development Agreement shall create a contractual relationship between the Owner and any third party. It is understood and agreed that the Owner is an intended third party beneficiary of all contracts with design professionals, all subcontracts, purchase orders and other agreements between Kirco and third parties. Kirco shall incorporate the obligations of this Agreement with the Owner in its contracts with design professionals, as well as all of its general contractor, subcontracts, supply agreements, purchase orders and other agreements. Where appropriate Kirco shall cause it's general contractor to comply with the terms hereof.

      2.    PLANS.

      (a) Kirco shall be responsible for apprising itself of all codes, ordinances and regulations of any kind affecting the Building in any way. The Plans and Specifications shall accurately reflect all applicable codes, ordinances and regulations. Kirco shall investigate the availability of all necessary utility services and shall meet with and discuss the availability of such services with appropriate authorities. Kirco shall obtain, in cooperation with the Owner, all necessary approvals and permits from authorities having jurisdiction over the Building and Kirco shall, with the cooperation of Owner, provide such certificates of costs, completion, and Building information as may be required by Owner.

      (b) Should the Plans or the Specifications conflict in themselves or with each other, Kirco shall provide the better quality or greater quantity of work and/or materials unless otherwise directed by a written addendum to the Agreement.

      (c) Kirco and all Subcontractors shall refer to all of the Plans, including those showing primarily the work of the mechanical, electrical and other specialized trades, and to all of the Sections of the Specifications, and shall perform all work reasonably inferable therefrom as being necessary to produce the indicated results.

      (d) All indications or notations which apply to one of a number of similar situations, materials or processes shall be deemed to apply to all such situations, materials or processes wherever they appear in the Work, except where a contrary result is clearly indicated by the Plans or the Specifications.

      (e) Where codes, standards, requirements and publications of public and private bodies are referred to in the Specifications, references shall be understood to be to the latest revision prior to the date of the Agreement, except where otherwise indicated.

      (f) Where no explicit quality or standards for materials or workmanship are established for work, such work is to be of good quality for office building use and consistent with the quality of the surrounding work (including the existing components of construction) and of the construction of the Building generally.

      (g) All manufactured articles, materials, and equipment shall be applied, installed, connected, erected, used, cleaned, and conditioned in accordance with the manufacturer's written or printed directions and instructions unless otherwise indicated herein or in the Plans and Specifications.

      (h) Unless otherwise specifically provided in the Plans and Specifications, all equipment, material, and articles incorporated in the Work shall be new and of the most suitable grades for office building use. Materials shall conform to manufacturer's standards in effect at the date of execution of the Development Agreement and shall be installed in strict accordance with manufacturer's latest directions. Kirco shall, if required by Owner, furnish satisfactory evidence as to the kind and quality of any materials. All packaged materials shall be shipped to the site in the original containers clearly labeled, and delivery slips shall be submitted with bulk materials, identifying thereon the source and warranting quality and compliance with the Plans and Specifications.

      (i) It shall be the obligation of Kirco to review the Plans and Specifications to determine whether they are in accordance with building codes and regulations.

      3.    BUILDING SCHEDULE.

      (a) Kirco has delivered to the Owner a preliminary schedule, which it will update from time to time as appropriate to reflect changes in work, updated information or excusable delays. Upon receipt of the final Plans and Specifications, Kirco shall prepare in accordance with Kirco's standard practices, and deliver to Owner for review, a schedule of the anticipated construction (the "Master Building Schedule").

      (b) The Master Building Schedule shall:

            (i) Identify the approximate start and completion dates for each major activity shown on the Master Building Schedule.

            (ii) Include any construction activities to be preformed by Owner and known to Kirco, if any.

            (iii) Reflect the Owner's requirements with respect to occupancy dates, as adjusted from time to time.

      (c) Upon submission of the Master Building Schedule by Kirco, Kirco and Owner (and any separate contractors or consultants designated by the Owner) shall meet to discuss the Master Building Schedule and resolve any conflicts with respect thereto. After approval by the Owner, Kirco shall make best efforts to comply with the Master Building Schedule, subject to the provisions of this Agreement governing delays and change orders.

      (d) At the end of the first month following issuance of the Master Building Schedule and every month thereafter (or at such lesser intervals if deemed necessary by the Owner), and as part of the documents submitted with the Application for Payment, Kirco shall prepare an updated Master Building Schedule showing the actual status of the Building as of the date of the updated Master Building Schedule. The updated Master Building Schedule shall show any variances from the original Master Building. Kirco shall prepare and deliver to Owner, a detailed updated bar chart schedule to facilitate review by the Owner of the progress of the Work.

      (e) Kirco shall make its best efforts to remain on schedule with the Master Building Schedule, as revised from time to time pursuant to this Agreement.

      4. BIDS. Kirco shall keep Owner advised concerning the bids and bidders. Subcontractors shall be selected by Kirco subject to Owner's approval, which shall not be unreasonably withheld, conditioned or delayed. Kirco shall comply with all applicable laws and regulations in obtaining the bids. Kirco shall prepare the necessary bidding information, bidding forms, bid packages, the form of the subcontract and the conditions of this Agreement for the various subcontracts. Kirco shall review the recommended subcontract awards and advise the Owner whether the bids are responsive and acceptable in the context of the total Building requirements. Kirco shall advise the Owner of the acceptability of sub-subcontractors and material suppliers proposed by subcontractors. Kirco shall award subcontracts only when approved by Owner. The Owner shall be reasonably expedient in approving or objecting to subcontract awards.

      5. OWNERSHIP. All ownership rights in the Plans, Specifications, reports and other data (including without limitation, written, printed, graphic, video and audio material contained in any computer data base or computer readable form) (hereinafter "Works of Authorship") developed during the term of this Agreement, shall be the property of the Architect or other professionals preparing such Works of Authorship as instruments of service. Owner may retain copies of the as built Plans and Specifications and shall be entitled to the use of the same in connection with the Building, but Owner shall not use the same nor permit them to be used in connection with the design or construction of another building without the Architect's prior written consent. If Owner uses or permits the use of the same for such purposes Owner shall indemnify the Architect for any loss, costs or damages suffered or incurred by the Architect as a result of such use. Upon Final Payment Kirco shall execute an assignment and/or other appropriate documents, and otherwise take such actions as may be reasonably requested by Owner to assign to Owner whatever rights or interests Kirco may have with respect to such Works of Authorship, but Kirco does not now warrant, and will not hereafter warrant, that it now owns or will hereafter own or hold any such rights. Kirco expressly disclaims any ownership rights in Works of Authorship related to the performance of services under this Agreement. Kirco shall obtain the Owner's written permission to use photographs, models, renderings, narrative descriptions, and the like in regards to this Building in connection with publications, awards, competitions, press releases, and brochures, which permission shall not be unreasonably withheld, delayed or conditioned, Owner recognizing that it is customary for developers to display and utilize photographs of completed projects.

      6. PERMITS. Kirco shall file the documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project. Kirco shall procure all certificates of inspection, use, occupancy, permits and licenses, pay all charges and fees and give all notices necessary and incidental to the due and lawful prosecution of the Work. Certificates of inspection, use and occupancy shall be delivered to the Owner upon completion of the Work in sufficient time for occupation of the Building in accordance with the approved schedule for the Work.

      7. COST OF THE WORK. The term "Cost of the Work" shall mean costs necessarily incurred by Kirco (which shall also be deemed to include such costs incurred by Kirco Construction) in the proper performance of the Work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the actual cost of the items set forth in this Paragraph 7.

      (a) Labor Costs.

            (i) Wages of construction workers directly employed by Kirco to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

            (ii) Wages or salaries of Kirco's Project Management and supervisory and administrative personnel.

            (iii) Wages and salaries of Kirco's supervisory or administrative personnel engaged, al factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

            (iv) Costs paid or incurred by Kirco for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7(a)(i) to 7(a)(iii).

      (b) Subcontract Costs. Payments made by Kirco to Subcontractors in accordance with the requirements of the subcontracts, including fees of architects, designers and engineers retained by Kirco to design and engineer the Project.

      (c) Costs Of Materials And Equipment Incorporated In The Completed Construction.

            (i) Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

            (ii) Costs of materials described in the preceding Subparagraph 7(C)(i) in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner's option, shall be sold by Kirco; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

      (d) Costs Of Other Materials And Equipment, Temporary Facilities And Related Items.

            (i) Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by Kirco at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by Kirco. Cost for items previously used by Kirco shall mean fair market value.

            (ii) Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by Kirco at the site, whether rented from Kirco or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

            (iii) Costs of removal of debris from the site.

            (iv) Reasonable reproduction costs, facsimile transmissions and long-distance telephone calls, postage and express delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

            (v) That portion of the reasonable travel and subsistence expenses of Kirco's personnel incurred while traveling in the Wayne, Oakland and Macomb county area in discharge of duties connected with the Work.

      (e) Miscellaneous Costs.

            (i) That portion directly attributable to this Contract of premiums for insurance and bonds.

            (ii) Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which Kirco is liable.

            (iii) Fees and assessments for the building permit and for other permits, licenses and inspections for which Kirco is required by the Contract Documents to pay.

            (iv) Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Subparagraph 7(g)(ii).

            (v) Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; payments made in accordance with legal judgments against Kirco resulting from such suits or claims and payments of settlements made with the Owner's consent; provided, however, that such costs of legal defenses, judgments and settlements shall not be included in the calculation of Kirco's Fee or the Contract Price and provided that such royalties, fees and costs are not excluded by the other provisions of this Agreement.

            (vi) Data processing costs related to the Work.

            (vii) Deposits lost for causes other than Kirco's negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

            (viii) Legal, mediation and arbitration costs, other than those arising from dispute between the Owner and Kirco, reasonably incurred by Kirco in the performance of the Work and with the Owner's written permission, which permission shall not be unreasonably withheld.

      (f) Other Costs. Other costs incurred in the performance of the Work if and to the extent contained in the budget as approved by the Owner, as the same may be adjusted and updated from time-to-time, or as otherwise approved in writing by the Owner pursuant to this Agreement.

      (g) Emergencies And Repairs To Damaged Or Nonconforming Work. The Cost of the Work shall also include costs described in Subparagraph 7(a)(i) which are incurred by Kirco:

            (i) In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

            (ii) In repairing or correcting damaged or nonconforming Work executed by Kirco or Kirco's Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by the acts or omissions of Kirco to the Owner set forth in this Agreement or the failure of Kirco's personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair or correction is not recoverable by Kirco from insurance, Subcontractors or suppliers.

      (h) Cost Inclusion. The costs described in Subparagraphs 7(a) through 7(g) shall be included in the Cost of the Work notwithstanding any provision of the Agreement which may require Kirco to pay such costs, unless such costs are excluded by the provisions of Subparagraph 7(i).

      (i) Costs Not To Be Reimbursed. The Cost of the Work shall not include:

            (i) Salaries and other compensation of Kirco's personnel stationed at Kirco's principal office or offices other than the site office, except as specifically provided in Subparagraphs 7(a)(ii) and 7(a)(iii).

            (ii) Expenses of Kirco's principal office and offices other than the site office except as specifically provided in this Paragraph 7.

            (iii) Overhead and general expenses, except as may be expressly included in this Paragraph 7.

            (iv) Kirco's capital expenses, including interest on Kirco's capital employed for the Work.

            (v) Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7(d)(ii).

            (vi) Except as provided in Subparagraph 7(g)(ii), costs due to the fault or negligence of Kirco, Subcontactors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable or to the failure of Kirco to fulfill a specific responsibility to the Owner set forth in this Agreement, including, but not limited to the costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied and making good any damage to property not forming part of the Work.

            (vii) Except as provided in Subparagraph 7(f), any cost not specifically and expressly described in this Paragraph 7.

            (viii) Costs which would cause the Contract Price to be exceeded.

            (ix) Notwithstanding any other provision hereof, salary or other compensation or costs of Kirco's development personnel or development overhead.

      (j) Notwithstanding anything contained herein to the contrary, with respect to each component of the Cost of the Work, the Owner shall be credited with (i) such time/payment discounts of invoices as may be obtainable (provided that Owner must advance funds to Kirco to obtain prepayment discounts); (ii) the fair market value of materials charged to the Owner and taken over by Kirco for its use or sale when no longer needed by it in its performance of this Agreement; and (iii) any rebates, refunds, returned deposits or other allowances received by Kirco.

      (k) Kirco shall maintain accurate books and records relating to the costs incurred in connection with the Project at the offices of Kirco. Owner, or it's agents or representatives shall be entitled, at any time, upon reasonable notice to audit the books and records of Kirco relating to the Project.

      8.    CONSTRUCTION.

      (a) The Development Agreement is intended to produce an office building of a consistent character and quality of design. All components of the Work including visible items of mechanical and electrical equipment shall have a coordinated design in relation to the overall appearance of the building.

      (b) Kirco shall employ a competent superintendent and such assistant superintendents as may be necessary, all reasonably acceptable to the Owner, so that at least one of them will be in attendance at the Building site during performance of the Work. If the Owner has a reasonable objection to the superintendent (or any assistant of the superintendent) employed by Kirco, the Owner shall have the right to request that such person(s) be replaced promptly with person(s) of Kirco's selection reasonably acceptable to the Owner.

      (c) Kirco shall retain a competent Registered Professional Engineer or Registered Land Surveyor, who shall establish the exterior lines and required elevations of all improvements to be erected on the site and shall establish sufficient lines and grades for the construction of associated work such as, but not limited to, roads, utilities and site grading. The Engineer or Land Surveyor shall certify as to the actual location of the constructed facilities in relation to property lines, building lines, easements, and other restrictive boundaries as well as to proper compaction of all soils properly located on the site after completion of site grading.

      (d) Kirco shall establish the building grades, lines, levels, column, wall and partition lines required by the various subcontractors in laying out their work.

      (e) Kirco shall coordinate and supervise the work performed by Subcontractors to the end that the Work, to the extent possible, is carried out without conflict between trades and so that no trade, at any time, causes delay to the general progress of the Work. Kirco and all Subcontractors shall at all times afford each trade, any separate subcontractor, or the Owner, every reasonable opportunity for the installation of its properly scheduled portion of the work.

      (f) During the progress of the Work and at all times prior to the date of occupancy of the Building by the Owner, Kirco shall provide temporary heat, ventilation, and enclosure, adequate to prevent damage to completed work, work in progress, the Building or to materials stored on the premises. The permanent heating and ventilation systems may be used for these purposes when available unless otherwise provided in the Plans and Specifications.

      (g) Kirco shall be present at the initial start-up, testing, adjusting and balancing of major equipment or systems utilized in the Project. Kirco shall provide assistance in the utilization of any major equipment, systems, or materials which do not function in a manner consistent with the Plans and Specifications, product data, or industry standards for a period of twelve (12) months after occupancy at no cost to the Owner.

      (h) Kirco shall also be responsible to the Owner for the acts and omissions of the subcontractors, trade contractors, suppliers, agents and employees of those in privity with Kirco.

      9.    COMPLETION.

      (a) The scheduled Completion Date and Liquidated Damage Date may only be extended if Kirco delivers to the Owner within ten (10) days after the beginning of any delay, obstruction or hindrance, a notice of the delay and, if the delay is not such a delay as will constitute an excusable delay pursuant to paragraph 6 of the Agreement, a Request for a Change Order, accompanied by a good faith estimate of the length or duration of the anticipated delay. If the delay is an excusable delay for the purposes of paragraph 6 of the Agreement, or if it results from the acts or omissions of the Owner which are not required to correct design problems or work discrepancies, the Completion Date and Liquidated Damages Date shall be extended for the number of days that the work is delayed by such cause. If the cause of the delay is not such that would give rise to an excusable delay pursuant to paragraph 6 of the Agreement, the Owner, in the exercise of its sole discretion, may grant or deny the Request for a Change Order. A Request for Change Order shall only be considered if Kirco is delayed, obstructed and/or hindered in the performance of the Work by any other cause which Kirco could not reasonably control or circumvent, and such delay is not caused by or resulting from, in whole or in part, the default or collusion of Kirco. In any event, the extension shall only be considered for a time period equal to the delay, obstruction or hindrance. Any disputes between Owner and Kirco concerning Kirco's entitlement to an extension of time shall be resolved in the same manner as other disputes as provided in the Agreement.

      (b) Extension of time shall be Kirco's sole remedy for any such delay unless the same shall have been caused by the acts constituting intentional interference by the Owner with Kirco's performance of the work where such acts continue after Kirco's written notice to the Owner of such interference. The Owner's exercise of any of its rights under the Agreement document regarding changes in the Work, regardless of the extent or number of such changes, or the Owner's exercise of any of its remedies of suspension of the Work or requirement of correction or re-execution of any defective Work shall not under any circumstances be construed as intentional interference with Kirco's performance of the Work.

      10.   INTENTIONALLY OMITTED.

      11.   PROTECTION.

      (a) Kirco shall provide and maintain in good operating condition suitable and adequate fire protection equipment and services, and shall comply with all reasonable recommendations regarding fire protection made by the representatives of the fire insurance company carrying insurance on the Work or by the local fire chief or fire marshall. The area within the site limits shall be kept orderly and clean, and all combustible rubbish shall be promptly removed from the site.

      (b) Kirco shall utilize good construction practices at all times during the performance of the Work.

      (c) Kirco shall take all precautions necessary to prevent loss or damage caused by vandalism, theft, burglary, pilferage, or unexplained disappearance of Owner installed property, whether or not forming part of the Building.

      12.   INSURANCE.

      (a) Kirco's insurance shall be written for not less than any limits of liability required by law or those set forth as follows, whichever is greater, on an occurrence coverage basis, and Owner, Kirco and such parties as may be designated by Owner shall be named insureds under the above coverages, to the extent possible.

            (i) Worker's Compensation - Statutory.

            (ii) Employer's Liability - $500,000.

            (iii) Comprehensive General Liability (including premises - operations; independent contractors' protective; products and completed operations; broad form property damage; automobile coverage and contractual liability) Public Liability - Per Person/Per Occurrence.

                        Bodily & Personal Injury - $1,000,000/occurrence; $2,000,000 aggregate.

                        Property Damage (including water damage, sprinkler leakage and coverage for explosion or collapse) - $1,000,000/occurrence; $2,000,000 aggregate.

                         Contractual Liability (hold harmless coverage):

            (iv) Automobile Liability - Per Person/Per Occurrence.

                        Bodily Injury $1,000,000/occurrence; $2,000,000 aggregate.

                        Property Damage $1,000,000/occurrence: $2,000,000 aggregate.

            (v) Products and Completed Operations - Same limits as above for 3 years, commencing with issuance of final Certificate of Payment.

            (vi) Umbrella $5,000,000 - occurrence: $5,000,000 aggregate

      (b) If any of Kirco's employees perform any architectural or design services, Kirco shall obtain and maintain a Building policy (vis-a-vis a claims made policy) which provides professional errors and omissions coverage with respect to Kirco's employees performing design services in the amount of $1,000,000. Kirco shall require the Architect to obtain and maintain professional errors and omissions coverage in connection with its work, all in forms acceptable to the Owner. Professional errors and omissions insurance shall be endorsed to provide contractual liability coverage. Certificates of such coverage shall be furnished to Owner along with other certificates of insurance and such coverage shall be for Kirco, and each professional architect, engineer, contractor or subcontractors in an amount no less than $2,000,000. Kirco agrees, and shall require each professional architect or engineer to agree, to maintain such coverage in effect for a period of three (3) years following completion of the Project.

      (c) All insurance policies required under this Section shall: (i) be issued by companies with an A. M. Best rating or not less than A, (ii) be issued by companies licensed to do business in Michigan; (iii) not be subject to cancellation or material change or non-renewal without at least thirty (30) days' prior written notice to Owner. Certified copies of all insurance policies required pursuant to this Section (or certificates thereof, in form and substance acceptable to Owner), shall be delivered to Owner not less than ten
(10) days after execution hereof.

      13. PAYMENT. At a minimum, each Application for Payment shall (i) be submitted on AIA forms G702 and G703; (ii) be accompanied by the Contractor's sworn statements and waivers of lien, which sworn statement and waiver shall cover all work, labor and materials, including equipment and fixtures of all kinds done, performed or furnished as of the date of the request for payment;
(iii) be accompanied by properly completed sworn statements and waivers of lien from each Subcontractor, Sub-subcontractor, laborer and materialman, which sworn statements shall cover all work, labor and materials, including equipment and fixtures of all kinds done, performed or furnished as of the date of the previous request for payment, and which waivers shall cover all work, labor and materials, including equipment and fixtures of all kinds, done, performed or furnished as of the previous request for which payment has been received; approved and signed by the Architect and (v) such other evidence necessary to satisfy the Owner and any other applicable authorities designated by Owner that the Work for which payment is requested has been completed in conformance with this Agreement, and that all amounts which have previously been paid for Work have been properly distributed to the various Subcontractors, Sub-subcontractors, laborers and materialmen. No payment, of any nature whatsoever, will be made to Kirco, for additional work or services, without prior written approval by the Owner.

WITNESSES:                                         OWNER:

                                                   MEEMIC Insurance Company,
                                                    a Michigan corporation

/s/Carolyn Shaw                                    By: /s/Lynn Kalinowski
-----------------------                                -------------------------
   Carolyn Shaw

/s/Christine C. Schmitt                            Printed Name: Lynn Kalinowski
-----------------------
   Christine C. Schmitt                            Title: President & CEO

                       [signatures continued on next page]

                                              KIRCO:

                                              KIRCO DEVELOPMENT LLC, a
                                              Michigan limited liability company

/s/John R. Boyd                               By: /s/Cliff Aiken
-----------------------                          -------------------------------
   John R. Boyd

/s/Michael D. Piette                          Printed Name: Cliff Aiken
-----------------------
   Michael D. Piette                          Title: Vice President